Exhibit 21.1

NovoCure Limited

Subsidiaries

Name	Jurisdiction of Incorporation
NovoCure (Israel) Ltd.	Israel
Novocure Luxembourg S.a.r.l.	Luxembourg
NovocureGmbH	Switzerland
NovoCure GmbH	Germany
Novocure Inc.	Delaware
Novocure USA LLC	Delaware
Novocure K.K.	Japan